EXHIBIT 99.2

MICRO THERAPEUTICS, INC.

Third Quarter 2003 Financial Results Conference Call

November 5, 2003

2:00 pm PST

Operator:	Good afternoon. My name is Derek and I will be your conference facilitator today. At this time I would like to welcome everyone to the Micro Therapeutics 2003 Third Quarter Financial Results conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star followed by the number 1 on you telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

I would now like to turn the call over to Mr. Tom Wilder. Please go ahead, sir.

Tom Wilder:	Good afternoon, everyone, and thank you for joining us to discuss Micro Therapeutics third quarter 2003 financial results. I am Tom Wilder, MTI’s President and Chief Executive Officer. With me on the call today is Hal Hurwitz, our Chief Financial Officer, and Jim Corbett, our Chairman.

On our call today Hal and I will cover operational and financial results after which we will take questions. If you are not receiving regular communications from MTI and would like to be added to our fax and email lists, please contact Rob Whetstone at PondelWilkinson at 323-866-6060. For your information, this conference call is being broadcast live on the Internet at www.fulldisclosure.com.

A playback of this call will be available following its conclusion. The playback will be available shortly upon completion of this conference call and may be accessed on the Internet at www.fulldisclosure.com and will be available for one year.

With that said I would like to briefly turn the call over to Hal.

Hal Hurwitz:	Thank you, Tom. All of the information discussed on the call today is covered under the Safe Harbor provisions of the Securities Litigation Reform Act. The company’s discussion today will include forward-looking information reflecting management’s current forecasts of certain aspects of the company’s future.

Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with our company’s business. Risk factors associated with our business are set forth in our 1933 and 1934 Act filings including the form 10-QSB we will be filing this quarter and we suggest that you read all such filings.

Tom…

Tom Wilder:	Thanks, Hal.

We are pleased with our third quarter financial results and believe that they reflect continued progress in our efforts to build a franchise based upon a broad portfolio of interventional products and a global distribution capability.

I would like to first discuss our revenue results. I will then comment on the recent Dutch patent decision and its impact on the company. Finally I will comment on our plans for financing. Hal will then cover remaining financial items. After this we will take questions.

Net sales in the third quarter were $5.2 million representing a 77% increase over the 2002 third quarter. Net sales for the nine months ended September 30 were $16 million representing a 79% over the corresponding period in 2002.

Let’s look at these sales results by line of business. Embolic products, which includes sales of Onyx and Sapphire coils, for the third quarter of 2003 were $1.7 million as compared to $468,000 in the 2002 third quarter, an increase of 266%.

For the nine months ended September 30, sales of embolic products increased 222% to $5.3 million in 2003 from $1.7 million in 2002. Sequentially third quarter embolic sales increased 1% from second quarter sales which were also $1.7 million.

The year-over-year increases were paced by the introduction of the Sapphire coils to customers in Europe which began in December 2002 and in Asia and Latin America which commenced in the first quarter of 2003.

Looking at sequential results, the third quarter is always affected by the holiday season in Europe. With this in mind it is a positive note that sales of embolic products were essentially the same between the second and third quarters.

In the United States the Sapphire family of coils received marketing clearance from the FDA during the third quarter and we have commenced commercial introduction.

Neuro access and delivery product revenues for the third quarter of 2003 were $3 million as compared to $1.8 million in the prior year, an increase of 69%. For the nine months ended September 30, sales of neuro access and delivery products were $8.7 million as compared with $5.2 million of sales for the corresponding period in 2002, this also representing an increase of 69%.

The year-over-year increases in sales of neuro access and delivery products continues to be led by the high performance, HyperGlide balloons as well as by the Mirage guidewire. Looking at sequential results, reduced sales in Europe due to the holiday season were offset by continued increases in the United Sates.

During the third quarter physician evaluations of the new Echelon 14 over-the-wire microcatheter were completed in the U.S. and Europe with extremely positive results. A full launch of this product will commence in the fourth quarter in these markets.

Peripheral blood clot therapy and other product revenues for the third quarter of 2003 were $498,000 as compared to $706,000 in the 2002 third quarter. For the nine months ended September 30, sales of peripheral blood clot therapy and other products were $1.9 million, a 10% decrease from sales of $2.1 million in the corresponding period in 2002.

As we have discussed in prior calls, in May we signed an agreement that provides for the sale of our peripheral blood clot therapy product to ev3 whose sales force now sells such products in the U.S.

Accordingly, revenues for the entire third quarter of 2003 are based upon distributor sales whereas a portion of second quarter 2003 sales and all sales in the year earlier period were to end users thus accounting for the year-over-year and sequential decreases.

Looking at the geographic distribution of sales, international revenues continued their strong trajectory with 2003 third quarter sales of $3.3 million representing a 133% increase over sales in the 2002 third quarter which were $1.4 million.

The U.S. revenues in the 2003 third quarter were $1.9 million, an increase of 23% from sales in the 2002 third quarter which were $1.5 million. This increase was paced by continued strong performance of our neuro access and delivery products.

During the third quarter we announced that an FDA advisory panel recommended approval of Onyx for the treatment of AVMs. We continue to make progress as we work with the FDA and we reiterate our expectation that we will attain approval of this use of Onyx in the first quarter of 2004.

With regard to the Onyx for aneurysm U.S. clinical trial, we continue to experience slow enrollment. Cumulative enrollment to-date is 32 patients with a total of 23 of these patients randomized to the two treatment arms. We continue to actively pursue alternative regulatory strategies for Onyx in the U.S.

I would now like to comment on the Dutch court patent decision which was described in a recent press release. A Dutch court has ruled that three European patents held by the University of California and its licensee, Boston Scientific, are valid and that MTI infringes these patents.

While we are pleased that the court found a fourth patent to be invalid, we are clearly disappointed by this overall outcome. It is possible that MTI could be enjoined from selling the Sapphire line of coils in 14 affected European countries. We have therefore initiated a number of actions to preserve our ability to sell and market the Sapphire coils within Europe.

We will file an appeal of the decision shortly and believe that we have strong arguments in our favor to support the appeal.

As required by U.S. generally accepted accounting principles or GAAP, we are in the process of completing an evaluation of the effects of the Dutch ruling on the carrying value of certain intangible assets. The purpose of such an evaluation is to determine whether a non-cash charge for impairment of such carrying value will be required. The financial results discussed herein are contingent upon the completion of this evaluation.

Three weeks ago we issued guidance for 2003, 2004 and 2005. From an operational perspective we believe that we remain on track. It is clear that the Dutch patent case outcome adds uncertainty to our projected financial results. While we have a number of initiatives underway to address this issue, the possibility of an injunction exists.

The European market for embolic coils is of strategic importance to us and we fully intend to participate in this market. Given the breadth of our revenue base from a product and geography perspective however, our Sapphire coil franchise in Europe represents less than 15% of our global corporate revenue.

As such, we believe that we can achieve our revenue guidance for 2004 albeit at the lower end even if we are enjoined from selling our existing embolic coil product line in Europe for the entire year. In future conference calls we will continue to provide you an update on guidance.

Finally some comments regarding liquidity and financing. During the third quarter we made substantial progress in reducing our cash burn from operations. It declined from $10.9 million in the first quarter to approximately $7.5 million in the third quarter, a reduction of 32%.

Nonetheless our cash balance at September 30 stood at $4.8 million and as we discussed in our guidance conference call in October, it is clear that we will need in the short-term, to raise additional capital. We are actively pursuing several alternatives. We will inform you once we have selected a financing alternative and have executed it.

In summary, we are pleased with our third quarter revenue results and our continued progress in new product introductions. We are disappointed in the outcome of the Dutch patent case and are actively pursuing options to preserve our ability to sell Sapphire in this important market.

Now I’ll turn the call over to Hal who will address the other aspects of our third quarter financial results. Hal…

Harold Hurwitz:	Thanks, Tom. Gross profit as a percentage of sales improved to 61% for the third quarter of 2003 as compared to 51% for the corresponding period in 2002. For the nine months ended September 30, 2003, our gross profit percentage was 62% as compared with 56% during the corresponding period of 2002. On a sequential basis gross profit as a percentage of sales was down 2 points from the second quarter level.

The year-over-year improvements results primarily from increased production volume and the benefits of a Lean manufacturing program. The sequential decrease is attributable to the learning curve associated with the introduction into manufacturing of new products such as the Echelon 14.

Research and development expenses which include clinical and regulatory costs increased 18% from $3.4 million in the third quarter of 2002 to $4.1 million in the comparable period of 2003. And for the nine months ended September 30, 2003, it increased 53% from the corresponding period in 2002. Sequentially research and development expenses decreased by $1.3 million or 24%.

The year-over-year increase for the third quarter is due primarily to the amortization of the value of acquired technology in connection with the Dendron acquisition. The year-over-year increase for the nine-month period is also due to this amortization as well as to activities associated with the U.S. submission of the PMA for the use of Onyx in treating AVMs and to new product development activities.

This sequential decrease is due primarily to the reduction of expenditures associated with the AVM PMA submission process as well as to a greater focus of spending on select development projects.

Selling, general and administrative expenses of $5.4 million were relatively unchanged from the third quarter of 2002 and for the nine months ended September 30, 2003, increased 29% from the corresponding period in 2002. Sequentially selling, general and administrative expenses decreased 15%.

The nine month year-over-year increase was due primarily to increased expenses consistent with higher sales volumes which included commissions paid to our U.S. sales force and fees paid to ev3, International, for sales, marketing and administrative services. Another component of the increase was the cost associated with intellectual property litigation.

The sequential decrease is primarily attributable to the effects of the revised agreement with ev3, International, which took effect in August 2003.

Now let me turn the call back over to Tom.

Tom Wilder:	We thank you for your attention and at this time Jim, Hal and I would be happy to address any questions you may have.

Operator:	At this time I would like to remind everyone in order to ask a question please press star followed by the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Tom Gunderson with Piper Jaffray.

Tom Gunderson:	Hi, good afternoon. Two questions – one on U.S. sales force. Any changed during the quarter? I had the opportunity to meet with a couple of them at a doctor meeting a couple of weeks ago and I’m just wondering, are you growing the sale force, are you happy with the size you’re at? What’s going on there?

Tom Wilder:	Tom, thank you. We have increased the size of our U.S. sales force recently to competitively position it to cover the accounts in the U.S. and to prepare for the Sapphire launch, the Echelon launch and a pending Onyx AVM launch next year.

Tom Gunderson:	Okay. And then second, Tom, could you remind me? I don’t think we’ve heard anything on U.S. patent disputes with regards to Sapphire but now that you’re out there commercially one would expect something would happen soon.

Tom Wilder:	Well, the Dutch case has no impact at this time on the U.S. and we are confident that we’ll have the freedom to operate.

Tom Gunderson:	Got it. That’s it, thanks.

Tom Wilder:	I’d like to ask you that just so we can through with questions from every participant, if possible that we restrict ourselves to one question with a follow-up.

Operator:	Once again if you would like to ask a question please press star followed by the number 1 on your telephone keypad.

Your next question comes from Kevin Kotler with the Galleon Group.

Kevin Kotler:	Hey, good afternoon.

Tom Wilder:	Good afternoon, Kevin.

Kevin Kotler:	I only get one question or should I go back – will I get another chance if go back in the queue?

Tom Wilder:	One and a follow-on.

Kevin Kotler:	Okay. Just on the U.S. patent front obviously you don’t know when Boston will maneuver against you but the timing of any actions that you’ve pushed forward, is there any timetable that you can provide us on that side?

Tom Wilder:	No, Kevin, that would be speculation at this point. We remain confident we’ll have freedom to operate in the United States.

Kevin Kotler:	Okay and then in terms of the – just I wanted to clarify. You said you’re comfortable at the low end of the guidance for I think you said ’04.

Tom Wilder:	That is correct.

Kevin Kotler:	Just what was the range?

Tom Wilder:	The range of guidance for ’04 was $33 million to $38 million.

Kevin Kotler:	Okay.

Tom Wilder:	And in the worst case with a – in the event of an injunction in Europe we believe that we can still achieve that guidance albeit the lower end of the range.

Kevin Kotler:	Gotcha. And your strategies right now for Europe are one, both on the legal front and two, on just adjusting the design of your product, is that how you’re going about it?

Tom Wilder:	Well I mentioned that we’re pursuing a number of options and that’s all the further I’m going to go at this point.

Kevin Kotler:	Is it logical what I just said though?

Tom Wilder:	I think it’s very logical.

Kevin Kotler:	Okay. Thank you.

Operator:	You have no further questions at this time.

Tom Wilder:	Okay. Well with that I’d like to thank you for participating in the call today. If anyone has any further questions we invite you to contact us here at MTI. Thank you again.

Operator:	This concludes this evening’s Micro Therapeutics 2003 Third Quarter Financial Results conference call. You may now disconnect.

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